EXHIBIT 26 (h) (10)

          PARTICIPATION AGREEMENT AMONG PHL VARIABLE INSURANCE COMPANY,
              LAZARD ASSET MANAGEMENT AND LAZARD RETIREMENT SERIES







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                          FUND PARTICIPATION AGREEMENT

    This Agreement is entered into as of the 25th day of April, 2005, by and among PHL VARIABLE INSURANCE COMPANY ("Insurance Company"), a life insurance company organized under the laws of the State of New York, LAZARD ASSET MANAGEMENT SECURITIES LLC ("Lazard"), a Delaware limited liability company and LAZARD RETIREMENT SERIES, INC. ("Fund"), with respect to the Fund's Portfolios named on Schedule 1, as it may be amended from time to time (each a "Portfolio").

                                   ARTICLE I.
                                  DEFINITIONS

    The following terms used in this Agreement will have the meanings set forth below:

    1.1   "1933 Act" means the Securities Act of 1933, as amended.

    1.2   "1940 Act" means the Investment Company Act of 1940, as amended.

    1.3   "Board" means Fund's Board of Directors.

    1.4 "Business Day" means any day for which the New York Stock Exchange is open for business and the Portfolios calculate net asset value per share as described in the Portfolio Prospectuses and pursuant to applicable law and rules of the Commission (defined below).

    1.5   "Code" means the Internal Revenue Code of 1986, as amended.

    1.6   "Commission" means the Securities and Exchange Commission.

    1.7 "Contract" means a variable annuity or variable life insurance contract that uses a Portfolio as an underlying investment medium.

    1.8 "Contract Prospectus" means the currently effective prospectus and statement of additional information or other offering documents with respect to a Contract (such as a written description of a Contract not registered under the 1933 Act), including any supplements or amendments thereto.

    1.9 "Contractholder" means any person that is a party to a Contract with Insurance Company.

    1.10 "Disinterested Board Members" mean those members of the Board that are not deemed to be "interested persons" of Fund, as defined in the 1940 Act.

    1.11  "General Account" means the general account of Insurance Company.

    1.12  "IRS" means the Internal Revenue Service.



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    1.13  "NASD" means the National Association of Securities Dealers, Inc.

    1.14  "Notice" means the notice related to the Order.

    1.15 "Order" means Fund's mixed and shared funding exemptive order of the Commission pursuant to Section 6(c) of the 1940 Act.

    1.16  "Participants" mean individuals who participate under a group
          Contract.

    1.17 "Participating Company" means any insurance company, including Insurance Company, that offers variable annuity and/or variable life insurance contracts and that has entered into an agreement with Fund for the purpose of making Portfolio shares available to serve as the underlying investment medium for such contracts.

    1.18 "Parties" means Insurance Company, Lazard and Fund, on behalf of itself and each Portfolio, collectively and, each, a "Party".

    1.19 "Portfolio Prospectus" means the currently effective prospectus and statement of additional information with respect to a Portfolio, including any supplements or amendments thereto.

    1.20 "Separate Account" means a separate account duly established by Insurance Company that invests in a Portfolio and is named on Schedule 1.

                                  ARTICLE II.
                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

    2.1   Insurance Company represents, warrants and covenants that:

    (a) it is and will remain an insurance company duly organized and in good standing under applicable law;

    (b) it has legally and validly established and will maintain each Separate Account pursuant to applicable insurance laws and regulations;

    (c) it has registered, or prior to any issuance or sale of the Contract, will register, and will maintain the registration of each Separate Account as a unit investment trust under the 1940 Act, to the extent required thereby, to serve as a segregated investment account for the Contracts, or, alternatively, it has not so registered the Separate Accounts in proper reliance upon an exclusion from such registration (which exclusion will be communicated to Fund);

    (d) each Separate Account is and at all times will be eligible to invest in shares of a Portfolio without such investment disqualifying Portfolio as an investment medium for insurance company separate accounts supporting variable annuity and/or variable life insurance contracts;

    (e) each Separate Account is and at all times shall be a "segregated asset account" and interests in each Separate Account that are offered to the public will be issued exclusively

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          through the purchase of a Contract that is and at all times shall be a
          "variable contract," in each case within the meaning of such terms under Section 817 of the Code and the regulations thereunder;
          Insurance Company agrees to notify Fund and Lazard immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future;

    (f) the Contracts are and at all times shall, assuming compliance by Fund and Lazard with the terms of this Agreement, be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, and it will notify Fund promptly upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; and

    (g) all of its employees and agents who deal with money and/or securities of Fund are and will continue to be at all times covered by a blanket fidelity bond or similar coverage, which will include coverage for larceny and embezzlement and will be issued by a reputable bonding company, in an amount not less than that required to be maintained by Fund. Insurance Company agrees to hold for the benefit of Fund and to pay to Fund any amounts lost from larceny, embezzlement or other events covered by said bond to the extent such amounts properly belong to Fund pursuant to the terms of this Agreement.

    2.2 Insurance Company represents, warrants and covenants that: (a) units of interest in each Separate Account available through the purchase of Contracts are registered under the 1933 Act, or are not so registered in proper reliance upon an exclusion from such registration; (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws, including state insurance suitability requirements; and (c) Insurance Company will otherwise comply in all material respects with all applicable federal and state laws, including state insurance laws and regulations, in the performance of this Agreement.

    2.3 Insurance Company will not enter into any arrangements, formal or informal, to permit or facilitate any Contractholder use of market timing or excessive trading strategies with respect to Portfolio shares by Contractholders. Insurance Company has implemented procedures reasonably designed to guard against market timing of the Funds by Contract holders to monitor for such activities and will cooperate with Fund's reasonable requests in taking steps to deter and to detect the use of market timing or excessive trading strategies by Contractholders, including providing identity information (solely for the purpose of deterring and detecting the use of market timing or excessive trading strategies by Contractholders) and other information Fund reasonably requests.

    2.4 Fund, on behalf of each Portfolio where indicated, and Lazard represent and warrant that:

    (a) (i) Fund is and will remain lawfully organized and validly existing under the laws of Maryland; (ii) each Portfolio has been duly designated as a series of Fund in accordance with the laws of Maryland and Fund's organizational documents; (iii) Fund is and will remain registered with the Commission as an open-end, management investment company under the 1940 Act; and (iv) Fund is in material compliance with applicable federal and state laws.

    (b)   Portfolio shares are registered under the 1933 Act;

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    (c)   Fund possesses and will maintain all legal and regulatory licenses, approvals, consents and/or exemptions required for it to operate and offer its shares as an underlying investment medium for the Contracts;

    (d) each Portfolio is or will be qualified as a regulated investment company under Subchapter M of the Code, it will make every effort to maintain such qualification, and it will notify Insurance Company promptly upon having a reasonable basis for believing that any Portfolio invested in by a Separate Account has ceased to so qualify or that it might not so qualify in the future; and

    (e) all of Fund's directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of Fund are and will continue to be at all times covered by a blanket fidelity bond or similar coverage, which will include coverage for larceny and embezzlement and will be issued by a reputable bonding company, for the benefit of Fund in an amount not less than that required by Rule 17g-1 under the 1940 Act.

    2.5 Fund makes no representation as to whether any aspect of its operations, including without limitation, investment policies, fees and expenses, complies with the insurance laws of any state.

    2.6 Fund and Lazard represent, warrant and covenant that Portfolio's assets will be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment or life insurance contracts. If a Portfolio fails to comply with Section 817(h) of the Code, Fund and Lazard will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation 1.817-5. If Fund does not adequately diversify the Portfolio during the grace period, Fund or Lazard will promptly notify Insurance Company that the Portfolio has failed to so comply. In addition, Fund or Lazard will promptly notify Insurance Company if either Fund or Lazard becomes aware that Insurance Company may be precluded from "looking through" to the investment of any Portfolio, pursuant to the "look through" rules in Treasury Regulation 1.817-5. In the event the IRS asserts in writing in connection with any governmental audit or review of Insurance Company or, to Insurance Company's knowledge, of any Contractholder, that any Portfolio has failed or allegedly failed to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder or Insurance Company otherwise becomes aware of any facts that could give rise to any claim against Fund or its affiliates as a result of such a failure or alleged failure, Insurance Company will promptly notify Fund and Lazard of such assertion or potential claim and will permit Fund and Lazard and its affiliates and their legal and accounting advisers to participate in any conferences, discussions or proceedings with the IRS, any Contractholder or any other claimant regarding such claims.

    2.7 Fund and Lazard each represent, warrant and covenant that Portfolio shares sold pursuant to the Agreement will be (a) registered under the 1933 Act to the extent required thereby, (b) duly authorized for issuance and sold in compliance with the Agreement and, in all material respects, with all applicable federal and state laws. Fund will amend the registration statement of Portfolio shares under the 1933 Act and Fund's registration statement under the 1940 Act from time to time as required in order to effect the continuous offering of Portfolio shares.

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    2.8   Lazard represents, warrants and covenants that (a) it is and will remain lawfully organized and validly existing under the laws of the state of its organization; (b) it is and will remain registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and a member of the NASD; and (c) it is and will remain duly registered and licensed under all applicable federal and state laws and will perform its obligations hereunder in compliance in all material respects with all applicable federal and state laws.

    2.9 Each Party represents, warrants and covenants that (a) it has full power and authority to enter into and perform its obligations under this Agreement; (b) it has duly taken all necessary steps to authorize the person signing this Agreement on its behalf to do so and to authorize the performance of its obligations under this Agreement; and
          (c) assuming the accuracy of and compliance with this representation, warranty and covenant by all other Parties, this Agreement will be valid, binding on, and enforceable against such Party in accordance with its terms, subject only to such limitations as apply generally to the rights of creditors, such as, but not limited to, bankruptcy laws, laws governing the insolvency of insurance companies and other entities and principles of equity.

    2.10 Each Party agrees that it will comply with all applicable laws and regulations relating to consumer privacy ("Privacy Law") and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law, "Customer Information") received from another Party other than (a) as required by law, regulation or rule; (b) as permitted in writing by the disclosing party; (c) to its affiliates; or (d) as necessary to perform this Agreement or to service Contractholders, in each case in compliance with the reuse and redisclosure provisions of Privacy Law. Each Party will use its best efforts to (a) cause its employees and agents to be informed of and to agree to be bound by Privacy Law and the provisions of this Agreement and (b) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Customer Information.

    2.11 Insurance Company and Fund have adopted and implemented compliance policies and procedures reasonably designed to guard against money laundering activities to detect and report suspicious activities and to comply with the applicable provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any and all regulations thereunder or any similar money laundering laws or regulations applicable to the Fund or the Insurance Company, as they may be amended (the "AML Requirements"). Insurance Company and Fund will notify the other in the event that this representation ceases to be true.

    (a) Insurance Company will ensure the ability of federal examiners to obtain information and records relating to AML Requirements and the ability of Lazard and Fund or their agents to inspect the records and facilities of Insurance Company regarding compliance with AML Requirements.

    (b) Insurance Company will provide Fund with such information, representations and certifications regarding compliance with AML Requirements as Fund may reasonably request.

    (c) Insurance Company will notify Fund if any of Insurance Company's representations with respect to compliance with AML Requirements cease to be true.

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                                  ARTICLE III.
                                  FUND SHARES

    3.1 Fund agrees to make the shares of each Portfolio available for purchase by Insurance Company and each Separate Account at net asset value on each Business Day, subject to the terms and conditions of this Agreement and the Portfolio Prospectus. Fund may refuse to sell the shares of any Portfolio to any person, or suspend or terminate the offering of the shares of any Portfolio, as permitted by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Portfolio, including Insurance Company and the Separate Accounts.

    3.2 Fund agrees that it shall sell shares of the Portfolios only to Participating Companies and their separate accounts, the general accounts of Participating Companies and their affiliates and to qualified pension and retirement plans. No shares of any Portfolio will otherwise be sold to the general public.

    3.3 Subject to the provisions of this Agreement, Fund agrees to sell to Insurance Company those shares of the Portfolios that Insurance Company, on behalf of the Separate Accounts, orders, and agrees to redeem for cash, on Insurance Company's request, any full or fractional shares of Portfolio held by Insurance Company on behalf of the Separate Accounts executing such orders and requests in the manner set out in Schedule 2 hereto.

    3.4 Except as noted in this Article III, Fund and Insurance Company agree that orders and related payments to purchase and redeem Portfolio shares will be processed in the manner set out in Schedule 2 hereto.

    (a) Insurance Company represents that it has adopted, and will at all times during the term of this Agreement maintain, procedures ("Late Trading Procedures") reasonably designed to ensure that any and all orders relating to the purchase, sale or exchange of Portfolio shares communicated by Insurance Company to Fund or its agent to be treated in accordance with Schedule 2 as having been received on a Business Day have been received by Insurance Company by the Close of Trading (as defined in Schedule 2) on such Business Day and were not modified after the Close of Trading, and that all orders received from Contractholders but not rescinded by the Close of Trading were communicated to Fund or its agent as received for that Business Day.

    (b) Each transmission of Share orders by Insurance Company shall constitute a representation by Insurance Company that such orders are accurate and complete and relate to orders received by Contract Distributor by the Close of Trading on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Portfolio shares received from Contractholders but not rescinded by the Close of Trading.

    (c) Insurance Company will provide Fund with (i) a copy of the Late Trading Procedures and (ii) such certifications and representations regarding the Late Trading Procedures as Fund may reasonably request. Insurance Company will ensure the ability of appropriate regulatory authorities to obtain information and records relating to the Late Trading Procedures and permit Lazard and Fund or their agents upon reasonable request to

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          inspect the records and facilities of Insurance Company regarding compliance with the Late Trading Procedures.

    3.5 Fund will confirm each purchase or redemption order made by Insurance Company. Transfer of Portfolio shares will be by book entry only. No share certificates will be issued to Insurance Company. Shares ordered from Fund will be recorded in an appropriate title for Insurance Company, on behalf of each Separate Account or the General Account.

    3.6 Fund will notify Insurance Company of the amount of dividend and capital gain, if any, per share of each Portfolio to which each Separate Account is entitled on the ex-dividend date of the Fund, or, if not a Business Day, on the first Business Day thereafter. Insurance Company hereby elects to reinvest all dividends and capital gains of any Portfolio in additional shares of that Portfolio at the applicable net asset value per share, until Insurance Company otherwise notifies Fund in writing. Fund will, on the day after the payable date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of shares so issued. Insurance Company reserves the right, on its behalf and on behalf of its Separate Accounts, to revoke this election and to receive all dividends and capital gain distributions in cash.

                                  ARTICLE IV.
                             STATEMENTS AND REPORTS

    4.1 Fund will provide Insurance Company with monthly statements of account for each Separate Account's Portfolio accounts as of the end of each month by the fifteenth (15th) Business Day of the following month.

    4.2 (a) At least annually, Fund or its designee will provide Insurance Company, free of charge, with as many copies of Portfolio Prospectuses as Insurance Company may reasonably request for distribution by Insurance Company to existing Contractholders and Participants with respect to Separate Accounts invested in the relevant Portfolios.

    (b) If requested by Insurance Company, Fund or its designee will provide Portfolio Prospectuses in "camera ready" and/or "web ready" copy or, at the request of Insurance Company, in the electronic format sent to the financial printer and other assistance as is reasonably necessary in order for the Parties once a year (or more frequently if the Portfolio Prospectuses are supplemented or updated) to have the Contract Prospectuses and the Portfolio Prospectuses printed together in one document or a document combining Portfolio Prospectuses with prospectuses of other funds in which the Contracts may invest. The expenses of such printing will be apportioned between Insurance Company, on the one hand, and the Fund (with respect to existing Contract owners) or Lazard (with respect to prospective Contract owners) in proportion to the number of pages of the Contract Prospectus (borne by Insurance Company) and the Portfolio Prospectus (borne by the Fund).

    (c) Fund or its designee will provide Insurance Company, at Insurance Company's expense, with as many copies of Portfolio Prospectuses as Insurance Company may reasonably request for distribution by Insurance Company to prospective purchasers of Contracts.

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    (d)   The form of the Portfolio Prospectuses provided to Insurance Company will be the final form of Portfolio Prospectus as filed with the Commission, which form will include only those Portfolios identified on Schedule 1.

    4.3 Fund will provide Insurance Company with at least one complete copy of all registration statements, Portfolio Prospectuses, periodic reports and proxy statements, sales literature and other promotional materials, and all applications for exemptive orders and requests for no-action letters that are relevant to a Separate Account and all amendments to any of the above that relate to the Fund or its shares, contemporaneous with the filing of such documents with the Commission or other regulatory authorities, or, if such materials are not filed, contemporaneously with first use.

    4.4 Fund will provide Insurance Company with copies of each Portfolio's periodic reports, proxy statements and other printed materials (which the Portfolio customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution by Insurance Company to each Contractholder and Participant with respect to Separate Accounts invested in that Portfolio. If requested by Insurance Company in lieu thereof, Fund will provide at Fund's expense such documentation (including a final copy of Fund's proxy statements, periodic reports to shareholders, and other communications to shareholder, as set in type or in camera ready and/ or web ready copy) and other assistance as reasonably necessary for Insurance Company to print such shareholder communications for distribution to Contractholders and Participants.

    4.5 Insurance Company will provide Fund with at least one complete copy of all registration statements, periodic reports, proxy statements, applications for exemptive orders, requests for no-action letters, and all amendments to any of the above, that are material to a Portfolio contemporaneously with the filing of such documents with the Commission or other regulatory authorities, or, if such materials are not filed, contemporaneously with first use. Insurance Company will provide to Fund and Lazard any complaints received from Contractholders pertaining to Fund or a Portfolio.

                                   ARTICLE V.
                                    EXPENSES

    5.1 Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.

    (a) Lazard may pay the Insurance Company's contract distributor for distribution and/or other services relating to Portfolio shares pursuant to any distribution plan adopted by Fund in accordance with Rule 12b-1 under the 1940 Act, subject to the terms of an agreement between the Insurance Company's contract distributor and Lazard related to such plan.

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                                  ARTICLE VI.
                                EXEMPTIVE RELIEF

    6.1 Fund acknowledges that Board will monitor Fund for the existence of any material irreconcilable conflict between the interests of the contractholders of Participating Company separate accounts investing in Fund, including material irreconcilable conflicts arising by reason of (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax or securities regulatory authorities; (c) and administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by contractholders of different Participating Companies; or (f) a decision by a Participating Company to disregard voting instructions of its contractholders.

    6.2 Insurance Company acknowledges that it has reviewed a copy of the Order and, in particular, has reviewed the conditions to the relief set forth in the Notice. As required by the conditions set forth in the Notice, Insurance Company will report any potential or existing conflicts of which it is aware promptly to the Board.

    6.3 Insurance Company will be responsible for assisting the Board in carrying out its responsibilities under the Order by providing the Board with all information necessary for the Board to consider any issues raised including, without limitation, information whenever Contract voting instructions are disregarded. No less than annually, Insurance Company will submit to the Board such reports, materials, or data as the Board may reasonably request so that the Board may carry out fully the obligations imposed upon it by the Order. Insurance Company agrees to carry out such responsibilities with a view only to the interests of existing Contractholders.

    6.4 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to contractholder investments in Fund, the Board will give prompt notice to all Participating Companies. If the Board determines that Insurance Company is a Participating Company for whom the conflict is relevant, Insurance Company will at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but will not be limited to:

    (a) withdrawing the assets allocable to some or all Separate Accounts from Fund or any Portfolio and reinvesting such assets in a different investment medium (which may include another Portfolio);

    (b) submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e. variable annuity or variable life insurance Contractholders) that votes in favor of such segregation; and/or

    (c) establishing a new registered management investment company or managed separate account.

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    6.5   If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and that decision represents a minority position or would preclude a majority vote, Insurance Company may be required, at the Board's election, to withdraw the investments of its Separate Accounts in Fund.

    6.6 For the purpose of this Article, a majority of the Disinterested Board Members will determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event will Fund or Lazard or any other investment adviser of Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company will not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the material irreconcilable conflict.

    6.7 The Board's determination of the existence of a material irreconcilable conflict and its implications will be made known promptly and in writing to Insurance Company.

    6.8 No action by Insurance Company taken or omitted, and no action by a Separate Account or Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI will relieve Insurance Company of its obligations under, or otherwise affect the operations of, this Article VI.

                                  ARTICLE VII.
                           VOTING OF PORTFOLIO SHARES

    7.1 Insurance Company will provide pass-through voting privileges to all Contractholders and Participants so long as and to the extent the Commission continues to interpret the 1940 Act as requiring pass-through voting privileges or to the extent otherwise required by law. Accordingly, Insurance Company, where applicable, will vote shares of a Portfolio held in each Separate Account in a manner consistent with voting instructions timely received from its Contractholders and Participants. Insurance Company will be responsible for assuring that the Separate Account determines voting privileges in a manner consistent with other Participating Companies. Insurance Company will vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as it votes those shares for which it has received voting instructions. Insurance Company reserves the right to vote Fund shares held in any segregated account for its own account, to the extent permitted by law.

    7.2 If and to the extent Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then Fund, and/or the Participating Companies, as appropriate, will take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.
          Article VI of this Agreement will continue in effect only to the extent that terms and conditions substantially identical to Article VI are contained in such Rules as so amended or adopted if Fund is otherwise required to continue to comply with the conditions of the Order.

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    7.3   Fund and Insurance Company each agree that it will comply with all applicable provisions of the 1940 Act, the regulations thereunder, Commission orders and Commission staff interpretations regarding pass-through voting.

    7.4 Insurance Company agrees that it will not, without prior written notice to Fund and Lazard, solicit, introduce or encourage Contractholders or Participants to change or supplement Fund's investment adviser.

                                 ARTICLE VIII.
                                   MARKETING

    8.1 Fund or its designee will periodically furnish Insurance Company with sales literature or other promotional materials for each Portfolio, in quantities as Insurance Company may reasonably request, for distribution to prospective purchasers of Contracts. Expenses for the printing and distribution of such documents will be borne by Insurance Company in accordance with Articles IV and V of this Agreement.

    8.2 Insurance Company will designate certain persons or entities that will have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company.

    8.3 Insurance Company will furnish, or will cause to be furnished, to Fund each piece of Insurance Company's sales literature or other promotional material in which Fund, Lazard or Fund's investment adviser or administrator is named, at least five (5) Business Days prior to its use. No such material will be used unless Fund and Lazard or their respective designees approve such material in writing.

    8.4 Fund will furnish, or will cause to be furnished, to Insurance Company each piece of Fund's or Lazard's sales literature or other promotional material in which Insurance Company or a Separate Account is named, at least five (5) Business Days prior to its use. No such material will be used unless Insurance Company approves such material in writing.

    8.5 Insurance Company will not give any information or make any representations or statements on behalf of Fund, Lazard or the Fund's investment adviser or concerning Fund or any Portfolio other than the information or representations contained in a Portfolio Prospectus, periodic reports, proxy statements or in sales literature or other promotional material approved by Fund or Lazard or their designees.

    8.6 Fund and Lazard and their affiliates and agents will not give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, a Separate Account, or the Contracts other than the information or representations contained in a Contract Prospectus, in published reports for each Separate Account that are approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

    8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical,


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          radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the rules of the NASD, the 1940 Act or the 1933 Act.

                                  ARTICLE IX.
                                INDEMNIFICATION

    9.1 Insurance Company agrees to indemnify and hold harmless Fund, Lazard, any investment adviser of a Portfolio, and their affiliates, and each of their respective directors, trustees, general members, officers, employees, agents and each person, if any, who controls any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.1), against any and all losses, claims, damages or liabilities, joint or several (including any reasonable investigative, legal and other expenses reasonably incurred in connection with or any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) (collectively, "Losses") for which the Indemnified Parties may become subject insofar as such Losses (or actions in respect thereof):

    (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, Contract Prospectus, Contract or sales literature or other promotional material relating to a Separate Account or the Contracts (collectively, "Account documents") or arise out of or are based upon the omission or the alleged omission to state in any Account documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Insurance Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon any such materially untrue statement or material omission, or alleged materially untrue statement or alleged material omission made in any Account document which materially untrue statement or material omission or alleged materially untrue statement or alleged material omission was made in reliance upon and in conformity with written information furnished by or on behalf of such Indemnified Party specifically for use therein;

    (b) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, Portfolio Prospectus or sales literature or other promotional material relating to Fund or a Portfolio (collectively, "Portfolio documents") or arise out of or are based upon the omission or the alleged omission to state in any Portfolio documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided such materially untrue statement or material omission or alleged materially untrue statement or alleged material omission was made in


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          reliance upon and in conformity with information furnished to Fund or
          Lazard by or on behalf of Insurance Company specifically for use therein;

    (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Portfolio document not made in reliance upon and in conformity with information furnished to Fund or Lazard by or on behalf of Insurance Company specifically for use therein and on which Insurance Company has reasonably relied) or wrongful conduct of Insurance Company or its respective agents and persons under their respective control with respect to the sale and distribution of Contracts or Portfolio shares;

    (d) arise out of any material breach of any representation, warranty and/or covenant made by Insurance Company in this Agreement, or arise out of or result from any other material breach of this Agreement by Insurance Company;

    (e) arise out of or are related to any tax liability under Section 851 of the Code arising from purchases or redemptions by the General Account or the account of Insurance Company's affiliates.

    (f) arise out of Insurance Company's incorrect calculation and/or incorrect or untimely reporting of net purchase or net redemption orders.

    9.2 Fund and Lazard agree to indemnify and hold harmless Insurance Company and each of its respective directors, trustees, general members, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.2), against Losses for which Indemnified Parties may become subject insofar as such Losses (or actions in respect thereof):

    (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Portfolio documents or arise out of or are based upon the omission or the alleged omission to state in any Portfolio documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that neither Fund nor Lazard will be liable in any such case to the extent that any such Loss arises out of or is based upon any such materially untrue statement or material omission or alleged materially untrue statement or alleged material omission made in any Portfolio document which materially untrue statement or material omission or alleged materially untrue statement or alleged material omission was made in reliance upon and in conformity with information furnished by or on behalf of such Indemnified Party specifically for use therein or otherwise for use in connection with the sale of the Contracts or Portfolio shares;

    (b) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in Account documents or arise out of or are based upon the omission or the alleged omission to state in any Account documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided such materially untrue statement or material omission or alleged materially untrue statement or alleged material omission was made in reliance upon and in conformity with written information


                                       13

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


          furnished to Insurance Company by or on behalf of Fund or Lazard specifically for use therein;

    (c) arise out of or as a result of statements or representations (other than statements or representations contained in any Account document not made in reliance upon an din conformity with information furnished to Insurance Company by or on behalf of Fund or Lazard specifically for use therein and on which Fund or Lazard have reasonably relied) or wrongful conduct of Fund or Lazard or their respective agents and persons under their respective control with respect to the sale and distribution of Contracts or Portfolio shares;

    (d) arise out of any material breach of any representation, warranty and/or covenant made by Fund or Lazard in this Agreement, or arise out of or result from any other material breach of this Agreement by Fund or Lazard; or

    (e) arise out incorrect or untimely calculation and/or reporting of the daily net asset value, dividend rate or capital gain distribution rate of a Portfolio; provided, however, that Losses arising out of incorrect calculation of daily net asset value shall be determined in accordance with paragraph 7 of Schedule 2.

    9.3 In no event will any Party be liable for any consequential, incidental, special or indirect damages.

    9.4 Notwithstanding anything herein to the contrary, in no event shall Fund or Lazard be liable to any individual or entity including, without limitation, Insurance Company, Contract Distributor or any Contractholder or Participant, with respect to any Losses that arise out of or result from a breach of any representation, warranty, and/or covenant made by Insurance Company or Contract Distributor hereunder or by any Participating Company under an agreement containing substantially similar representations, warranties and covenants.

    9.5 (a) Promptly after receipt by a Party that may be entitled to indemnification under this Article ("Indemnified Party" for purposes of this Section 9.5) of notice of the commencement of any action which may result in Losses, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Article ("Indemnifying Party" for purposes of this Section 9.5), notify Indemnifying Party of the commencement thereof. The failure to so notify will not relieve Indemnifying Party from any liability under this Article IX, except to the extent that Indemnifying Party is damaged as a result of the failure to give such notice. If Indemnified Party notifies Indemnifying Party of the commencement of any such action, Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to Indemnified Party, and to the extent that Indemnifying Party has given notice to such effect and is performing its obligations under this Article, Indemnifying Party will not be liable for any legal or other expenses subsequently incurred by Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at its expense unless (a) Indemnifying Party and Indemnified Party will have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both Indemnifying Party and Indemnified Party and representation of both parties by the

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



          same counsel would be inappropriate due to actual or potential differing interests between them. Indemnifying Party will not be liable for any settlement of any proceeding effected without its written consent.

    (b) No party will be liable under any of the foregoing indemnification provisions with respect to any Losses or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

    9.6 A successor by law of any Party to this Agreement will be entitled to the benefits of the indemnification contained in this Article IX.

                                   ARTICLE X.
                          COMMENCEMENT AND TERMINATION

    10.1 This Agreement will be effective as of the date first written above and will continue in force until terminated in accordance with the provisions herein.

    10.2  This Agreement will terminate without penalty as to one or more
          Portfolios:

    (a)   at any time from the date hereof upon 60 days' written notice;

    (b) at the option of Insurance Company if it determines that shares of any Portfolio are not reasonably available to meet the requirements of the Contracts; Insurance Company will furnish prompt written notice of election to terminate and termination will be effective upon receipt of written notice by the other Parties;

    (c) at the option of any Party other than Fund, in the event that (i) the Portfolio ceases, after the passage of any applicable grace period, to qualify as a regulated investment company under Subchapter M of the Code or any successor provision or fails to comply with the diversification requirements of Section 817(h) of the Code specified in Section 2.5 of this Agreement, or if such terminating Party reasonably believes that the Portfolio may fail to so qualify or comply or (ii) the Portfolio's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company; notice of termination will be delivered by the terminating Party to all other Parties and will specify the effective date of termination, which will in no event be earlier than when all of such notices have been received by all other Parties;

    (d) at the option of Insurance Company upon the institution of formal proceedings against Fund or Lazard or their respective affiliates by the Commission or the NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair the other's ability to meet and perform its obligations and duties hereunder; prompt written notice of election to terminate will be furnished with termination to be effective as specified therein;

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    (e)   at the option of Fund upon the institution of formal proceedings against Insurance Company or its affiliates by the Commission, the NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Fund's reasonable judgment, materially impair the other's ability to meet and perform its obligations and duties hereunder; prompt written notice of election to terminate will be furnished with termination to be effective as specified therein;

    (f) upon termination of the Investment Management Agreement between Fund, on behalf of its Portfolios, and Lazard or its successors unless Insurance Company specifically approves the selection of a new investment adviser for the Portfolios; notice of termination will be delivered by the terminating Party to all other Parties and will specify the effective date of termination, which will in no event be more than 180 days after such notices will have been received by all other Parties; Fund will promptly furnish notice of termination of the Investment Management Agreement to each other Party;

    (g) at the option of Fund upon a determination by the Board in good faith and in light of its fiduciary duties to the Portfolios' shareholders (including, without limitation, Insurance Company and the Separate Accounts) under federal and any applicable state laws that it is no longer advisable and in the best interests of shareholders for Fund to continue to operate pursuant to this Agreement; notice of termination shall be effective upon notice by Fund to Insurance Company of such termination will be delivered by Fund to all other Parties and will specify the effective date of termination which will in no event be earlier than when all of such notices have been received by all other Parties;

    (h) at the option of any Party, if that Party will determine, in its sole judgment reasonably exercised in good faith, that any other Party has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the terminating Party, such terminating Party will notify each other Party in writing of such determination and its intent to terminate this Agreement, and, if after considering the actions taken by the entity suffering the adverse change or publicity and any other changes in circumstances since the giving of such notice, such determination of the terminating Party will continue to apply on the thirtieth day after such notice has been received by all other Parties, such thirtieth day will be the effective date of termination;

    (i) upon assignment (as defined in the 1940 Act) of this Agreement, unless made with the written consent of the non-assigning Parties;

    (j) at the option of Insurance Company, upon any substitution of the shares of another investment company or series thereof for shares of Fund in accordance with the terms of the Contracts, provided that Insurance Company has given at least forty-five days prior written notice to Fund and Lazard of the date of substitution; or

    (k) at the option of any Party, upon another Party's breach of any material representation, warranty, covenant or other provision of this Agreement; notice of termination will be delivered by the terminating Party to all other Parties and will be effective thirty days after the notice has been received by all other Parties, but only if the breaching Party has not cured the breach, in all material respects, by the end of that thirty day period and will specify the effective date of termination which will in no event be earlier than when all of such notices have been received by all other Parties.

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          Any such termination pursuant to this Article X will not affect the operation of Articles V or IX of this Agreement and such expense and indemnification provisions will survive any termination of this Agreement. The Parties agree that any termination pursuant to Article VI will be governed by that Article.

          10.3 Notwithstanding any termination of this Agreement, Fund and Lazard may, at the option of Insurance Company, continue to make available additional Portfolio shares pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as the "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts or Insurance Company, whichever will have legal authority to do so, will be permitted to reallocate investments among the Portfolios, redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts. The availability of additional shares hereunder will be subject to the restrictions and limitations set forth in this Agreement as applicable.

          10.4 In the event of any termination of this Agreement, the Parties agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that a Separate Account owns no shares of a Portfolio beyond six months from the date of termination. Such steps may include, without limitation, substituting other investment company shares for those of the affected Portfolio.

                                   ARTICLE XI.
                                   AMENDMENTS

          11.1 Any changes in the terms of this Agreement will be made by agreement in writing by the Parties hereto, except as otherwise specified herein.

                                  ARTICLE XII.
                                     NOTICE

          12.1 Each notice required by this Agreement will be given by certified mail, return receipt requested, to the appropriate Parties at the following addresses:

                Insurance Company:       PHL Variable Insurance Company
                                         One American Row, H-G
                                         P. O. Box 5056 Hartford,
                                         Connecticut 06102-5056
                                         Attention: Gina C. O'Connell

                with a copy to:          PHL Variable Insurance Company
                                         One American Row, H-11
                                         P. O. Box 5056 Hartford,
                                         Connecticut 06102-5056
                                         Attention: General Counsel

                                       17

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



                Fund:                    Lazard Retirement Series, Inc.
                                         30 Rockefeller Plaza
                                         New York, New York  10112
                                         Attention:  Charles Burgdorf

                Lazard: Lazard Asset Management Securities LLC 30 Rockefeller Plaza
                                         New York, New York  10112
                                         Attention:  Nathan A. Paul, Esq.

                with a copy to:          Stroock & Stroock & Lavan LLP
                                         180 Maiden Lane
                                         New York, New York  10038-4982
                                         Attention:  Stuart H. Coleman, Esq.

                Notice will be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

                                 ARTICLE XIII.
                                 MISCELLANEOUS

          13.1 If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

          13.2 The rights, remedies, indemnities and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, indemnities and obligations, at law or in equity, to which the Parties are entitled.

          13.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

                                  ARTICLE XIV.
                                       LAW

          14.1 This Agreement will be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

          IN WITNESS WHEREOF, this Agreement has been executed and attested on behalf of the Parties as of the date first above written.



                                       18

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






                                   PHL VARIABLE INSURANCE COMPANY




                                   By: /s/ Gina Collopy O'Connell
                                       ----------------------------------
Attest: /s/ John H. Beers          Gina Collopy O'Connell, Senior Vice President
        ---------------------



                                   LAZARD RETIREMENT SERIES, INC.




                                   By: /s/ Charles Carroll
                                       ------------------------------------
Attest: /s/ John H. Beers          Charles Carroll, Deputy Chairman
        ---------------------



                                   LAZARD ASSET MANAGEMENT SECURITIES LLC




                                   By: /s/ Charles Carroll
                                       ------------------------------------
Attest: /s/ John H. Beers          Charles Carroll, Deputy Chairman
        ---------------------


                                       19

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


                                                                      SCHEDULE 1

Portfolios
----------

         Lazard Retirement Small Cap Portfolio

Separate Accounts
-----------------

         PHL Variable Accumulation Account
         PHLVIC Variable Universal Life Account





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


                                                                      SCHEDULE 2

                        PORTFOLIO SHARE ORDER PROCESSING
                        --------------------------------

PRICING
-------

1. Each Business Day, Fund will use its best efforts to make each Portfolio's closing net asset value per share ("NAV") available to Insurance Company by 6:30 p.m. Eastern time.

2. At the end of each Business Day, Insurance Company will calculate each Separate Account's unit values. Using this unit value, Insurance Company will process that Business Day's Contract and Separate Account transactions to determine the net dollar amount of each Portfolio's shares to be purchased or redeemed.

3. Fund hereby appoints Insurance Company as its agent for the limited purpose of receiving orders for the purchase and redemption of Portfolio shares for the Separate Accounts. Orders that Insurance Company receives from Contractholders by the close of regular trading (the "Close of Trading") on the New York Stock Exchange (the "NYSE") (usually 4:00 p.m., Eastern time) on each Business Day will be treated by Fund and Insurance Company as though received on that Business Day. Orders that Insurance Company receives after the Close of Trading will be treated by Fund and Insurance Company as though received on the next Business Day. All orders are subject to acceptance or rejection in the sole discretion of Lazard or Fund or its agent, and orders will be effective only upon receipt in proper form.

4. Insurance Company will transmit net purchase or redemption orders to Fund or its designee by 9:30 a.m. Eastern time on the Business Day next following the effective trade date. For informational purposes only, Insurance Company will separately describe the amount of shares of each Portfolio that are being purchased, redeemed, or exchanged from one Portfolio to the other. In addition, Insurance Company will use its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

5. Fund will execute purchase and redemption orders for a Portfolio's shares that relate to Insurance Company's General Account, or that do not relate to Contract transactions, at that Portfolio's NAV next determined after Fund (not Insurance Company) receives the order and any related purchase payments in accordance with this Schedule.

6. Fund will execute purchase and redemption orders for a Portfolio's shares that relate to Contracts funded by Separate Accounts either registered under the 1940 Act or not so registered in the same manner, but only to the extent that Insurance Company represents and warrants that it is legally or contractually obligated to treat such orders in the same manner. Each order for Portfolio shares placed by Insurance Company that is attributable, in whole or in part, to Contracts funded by an unregistered Separate Account will be deemed to constitute such representation and warranty by Insurance Company unless the order specifically states to the contrary. Otherwise, Fund will treat orders attributable to unregistered Separate Account Contracts in the same manner as orders for the General Account.

7. Fund will execute purchase or redemption orders for a Portfolio's shares that do not satisfy the conditions specified in this Schedule at the Portfolio's NAV next determined after such conditions have been satisfied.


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


8. If Fund provides Insurance Company with materially incorrect net asset value per share information through no fault of Insurance Company, Insurance Company, on behalf of the Separate Account, may be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share in accordance with Fund's current policies for correcting pricing errors. Any material error in the calculation of net asset value per share, dividend rate or capital gain distribution rate information will be reported promptly upon discovery to Insurance Company.

PAYMENT
-------

9. Insurance Company will pay for any net purchase order by wiring Federal Funds to Fund or its designated custodial account by 4:00 p.m. Eastern time on the same Business Day it transmits the order to Fund. If Fund does not receive such payment by 4:00 p.m., Insurance Company will promptly, upon Fund's request, reimburse Fund for any charges, costs, fees, interest or other expenses incurred by Fund in connection with any advances to, or borrowings or overdrafts by, Fund, or any similar expenses incurred by Fund, as a result of portfolio transactions effected by Fund based upon such purchase request.

10. Fund will pay for any net redemption order by wiring the redemption proceeds to Insurance Company on the same Business Day after Insurance Company transmits such order to Fund or, upon notice to Insurance Company, such longer period as permitted by the 1940 Act or the rules, orders or regulations thereunder. In the case of any net redemption order requesting the application of proceeds from the redemption of one Portfolio's shares to the purchase of another Portfolio's shares, Fund will so apply such proceeds the same Business Day that Insurance Company transmits such order to Fund.






                                       2


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